SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Sections
                   13 and 15(d) of the Securities Exchange Act
                                    of 1934.

                                         Commission File Number    001-14150
                                                               -----------------
                               The Company Doctor
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             (Exact name of registrant as specified in its charter)

                           c/o HEALTHSOUTH CORPORATION
                             One HealthSouth Parkway
                            Birmingham, Alabama 35243
                                 (205)967-7116
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 (Address,  including  zip code,  and  telephone number,  including  area code, of registrant's principal executive offices)


  Common Stock, par value $.01 per share, and Warrants to Purchase Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)           x                Rule 12h-3(b)(1)(ii)          _
  Rule 12g-4(a)(1)(ii)          _                Rule 12h-3(b)(2)(i)           _
  Rule 12g-4(a)(2)(i)           _                Rule 12h-3(b)(2)(ii)          _
  Rule 12g-4(a)(2)(ii)          _                Rule 15d-6                    _
  Rule 12h-3(b)(1)(i)           x

         Approximate number of holders of record as of the certification or notice date:

             One
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
The Company Doctor has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    August 14, 1998                              BY:/s/William W. Horton
    -------------------------                       ----------------------------
                                                        William W. Horton
                                                          Vice President